Shandong Zhouyuan Seed and Nursery Co., Ltd. Announces Sales Income of the Second Quarter in 2007 Increased by 37.6% Compared with 2006
Monday July 16, 9:30 am ET

LAIZHOU, China, July 16 /Xinhua-PRNewswire/ -- Shandong Zhouyuan Seed and Nursery Co., Ltd. (OTC Bulletin Board: SZSN - News; "SZSN" or "Parent Corporation") which is incorporated in the State of Delaware, announced that its subsidiary operating company in China, Shandong Zhouyuan Seed and Nursery Co., Ltd. ("Zhouyuan" or "the Company"), achieved seeds sales income of more than RMB 2 million (or USD 256,400) for the second quarter of 2007, increasing 37.6% from RMB 1.45 million (or USD 185,900) in the second quarter of 2006.

Mr. Wang Zhigang, President of the Company, stated, "During the second quarter of 2007, we continued to benefit from the promotion of our new kinds of seeds. In fact, we experienced significant net income and balance sheet while maintaining our strong sales network and asset quality, continuing the trends we experienced in the first quarter of 2007 and last year."

In fact, the new corn seed products: "Huiyuan 20," "New Yedan 5," "Baima Wangzi," which carried excellent characteristics, such as very strong yield potential in hybrid with shortened grow period, excellent stay-green and disease resistance, high yield excel at high plant populations, and a nice combination of stalk and root strength, have taken a lot of market shares in China.

About Shandong Zhouyuan Seed and Nursery Co., Ltd.

Shandong Zhouyuan Seed and Nursery Co., Ltd. (SZSN) is a large-size hi-tech corporation, which is incorporated in the State of Delaware under the laws of United States. SZSN, through its operating subsidiary, Shandong Zhouyuan Seed and Nursery Co., Ltd. ("Zhouyuan"), to grow, produce and market the seeds with high starch content for use in industrial food production in China. Zhouyuan was organized in 2001 in China under the laws of the People's Republic of China, which is located in Laizhou, Shandong province. Its business covers the agriculture seeds development and distribution of over twenty provinces in China. Now Zhouyuan ranks as one of the top three seed producers in the Laizhou District, which is known as the "Seed Valley of China."

Safe Harbor

A number of statements referenced in this Press Release, and in our website, are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, and goals, assumption of future events or performance are not statements of historical fact and may be "forward-looking statements." Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this Release may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might" occur. Such statements reflect the current views of Shandong Zhouyuan Seed and Nursery Co., Ltd. with respect to future events and are subject to certain assumptions, including those described in this release. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products, services, and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

Shandong Zhouyuan Seed and Nursery Co., Ltd. does not undertake any responsibility to update the "forward-looking" statements contained in this news release.

     For more information, please contact:

     Mr. Lin Qi

     Shandong Zhouyuan Seed and Nursery Co., Ltd.

     Tel:   +86-535-2212-279

     Email: linqi666666@126.com

     Web:   http://www.chinaseedcorp.com